CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262875 on Form N-2 of our report dated February 21, 2023, relating to the consolidated financial statements and consolidated financial highlights of Apollo Tactical Income Fund Inc. and appearing in this Annual Report on Form N-CSR for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 27, 2023